Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208 and 333-98285 of Kopin Corporation on Form S-8 and in Registration Statements Nos. 333-72956 and 333-55928 of Kopin Corporation on Form S-3 of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and intangibles in 2002), appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 10, 2004